Contact Info:Arron K. Sutherland, President and CEO

Illinois Casualty Company

(309) 732-0105

arrons@ilcasco.com

225 20th Street, Rock Island, IL  61201

ICC Holdings, Inc. Reports 2019 Third Quarter and Nine Months Results

FOR IMMEDIATE RELEASE: 11/4/2019

Rock Island, IL. – November 4, 2019 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported preliminary, unaudited results for the third quarter and nine months ended September 30, 2019.

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2019 – FINANCIAL RESULTS

Net loss totaled $14,000 or $0.00 per share for the third quarter of 2019, compared to a  net loss of $209,000 or $0.07 per share for the third quarter of 2018. For the nine months ended September 30, 2019, the Company reported net earnings of $717,000 or $0.24 per share, compared to $259,000 or $0.08 per share for the same period in 2018. Additionally, book value per share increased 6.3% to $19.08 at September 30, 2019 from $17.95 at September 30, 2018.

Direct premiums written grew by $134,000, or 0.8%, to $16,305,000 for the third quarter of 2019 from $16,171,000 for the same period in 2018.  For the nine months ended September 30, 2019, direct premiums written grew by $1,766,000, or 3.8%, to $48,349,000 from $46,583,000 for the same period in 2018. Net premiums earned grew by 12.7% to $13,680,000 for the third quarter of 2019 from $12,138,000 for the same period in 2018. Net premiums earned grew by 12.3% to $39,220,000 for the nine months ended September 30, 2019 from $34,920,000 for the same period in 2018.

For the third quarter of 2019, the Company ceded to reinsurers $2,392,000 of earned premiums, compared to $2,969,000 of earned premiums for the third quarter of 2018. For the nine months ended September 30, 2019, the Company ceded $7,665,000 of earned premiums to reinsurers compared to $7,949,000 of earned premiums for the same period in 2018.

Net realized investment gains including other-than-temporary impairment losses were $141,000 compared to $15,000 for the third quarter of 2019 and 2018, respectively. For the nine months ended September 30, 2019, net realized investment gains net of other-than-temporary impairment losses, decreased by $346,000 to $741,000 from $1,087,000 for the same period in 2018.

Net investment income increased by $75,000, or 10.2%,  to $811,000 for the third quarter of 2019, as compared to $736,000 for the same period in 2018.  For the nine months ended September 30, 2019, net investment income grew $283,000, or 13.3% to $2,407,000 from $2,124,000 for the same period in 2018.  The growth in net investment income for the nine months ended September 30, 2019, was driven by increased book yield and an increase in net asset value for much of the period.

Losses and settlement expenses increased by $997,000, or 11.6%, to $9,609,000 for the third quarter of 2019, from $8,612,000 for the same period in 2018.  Losses and settlement expenses increased by $3,719,000, or 15.2% to $28,117,000 for the nine months ended September 30, 2019, from $24,398,000 for the same period in 2018.  Losses and settlement expenses increased for the third quarter and nine months ended September 30, 2019, primarily due to an increase in property losses.

Policy acquisition costs and other operating expenses increased by $257,000, or 5.7%, to $4,733,000 for the third quarter of 2019 from $4,476,000 for the same period in 2018.  Policy acquisition costs and other operating expenses increased by $1,453,000, or 11.1%, to $14,542,000 for the nine months ended September 30, 2019 from $13,089,000 for the same period in 2018. The primary driver relates to restructuring 2019 reinsurance contracts to eliminate all ceding commissions on primary excess of loss contracts. This change increases the Company’s overall net earned premiums by the same amount as the decrease in ceding commission.

Total assets increased by 7.4% from $150,283,000 at December 31, 2018, to $161,472,000 at September 30, 2019.  Our investment portfolio, which consists of fixed maturity securities, common stocks, property held for investment, and other invested assets, increased by 6.1% from $104,565,000 at December 31, 2018, to $110,966,000 at September 30, 2019.

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2019 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 70.24% and 71.69% in the third quarter and nine months ended September 30, 2019, respectively, compared with 70.95% and 69.87% in the same periods of 2018, respectively.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 34.60% and 37.08% in the third quarter and nine months ended September 30, 2019, respectively, compared to 36.88% and 37.48% in the same periods of 2018, respectively.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 104.84% and 108.77% in the third quarter and nine months ended September 30, 2019, respectively, compared to 107.83% and 107.35% in the same periods of 2018, respectively.

MANAGEMENT COMMENTARY

“I am pleased to report that the Company continues to produce positive year-to-date earnings per share, along with growth in book value per share.  Although we have not yet returned to historical profitability levels, results signal that the rate strengthening actions implemented this year are starting to positively impact results.  Firstly, both the third quarter earnings per share and combined ratio were an improvement over the same period in 2018.  Additionally, book value per share rose above $19 per share for the first time since becoming publicly traded in 2017.  Unfortunately, weather-related claims costs continue to impede current year earnings and are up approximately 27% over the prior year-to-date period.  The Company’s topline growth slowed in the quarter due to increased focus on profitable renewal business and rate strengthening in our underwriting operations.  The 2019 year-to-date combined ratio continues to improve and, as our book of business renews, I anticipate the impact of continued rate firming coupled with our expense reduction efforts to move the organization closer to underwriting profit.

The Company continues to position itself for future geographic expansion. Licensure has been approved in Utah and Arizona and the Company plans to accept business in those states sometime after 2020.

While recognizing that there is much work left to do to improve underwriting profit, I am pleased to see the positive movement in the year-to-date results and the opportunities going forward for ICCH,” stated Arron Sutherland, President and Chief Executive Officer.

UPDATE REGARDING CONFERENCE CALLS FOR QUARTERLY AND ANNUAL RESULTS

The Company also announced today that it has elected to discontinue future conference calls to discuss quarterly and annual results due to limited third party participation. The Company will continue to evaluate other alternatives to engage with interested parties about its financial performance and outlook and may consider resuming conference calls at a later date.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion and diversification of its subsidiaries in order to maximize value to its stakeholders.  The group of companies consolidated under ICC

Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth, product and segment expansion, regulatory approval in connection with expansion, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Investments and cash:
Fixed maturity securities (amortized cost - $88,857,008 at	$92,918,467	$88,981,159
9/30/2019 and $89,252,906 at 12/31/2018)
Common stocks (cost - $13,235,053 at	13,330,075	11,843,223
9/30/2019 and $13,572,713 at 12/31/2018)
Other invested assets	878,308	154,200
Property held for investment, at cost, net of accumulated depreciation of	3,839,390	3,586,273
$302,100 at 9/30/2019 and $222,825 at 12/31/2018
Cash and cash equivalents	2,030,900	4,644,784
Total investments and cash	112,997,140	109,209,639
Accrued investment income	650,692	648,321
Premiums and reinsurance balances receivable, net of allowances for	23,252,325	21,404,344
uncollectible amounts of $50,000 at 9/30/2019 and 12/31/2018
Ceded unearned premiums	861,471	796,065
Reinsurance balances recoverable on unpaid losses and settlement expenses,	12,266,481	6,735,964
net of allowances for uncollectible amounts of $0 at 9/30/2019 and 12/31/2018
Federal income taxes	616,785	1,868,669
Deferred policy acquisition costs, net	5,525,395	5,247,188
Property and equipment, at cost, net of accumulated depreciation of	3,088,736	3,332,810
$5,564,730 at 9/30/2019 and $5,099,090 at 12/31/2018
Other assets	2,212,641	1,040,193
Total assets	$161,471,666	$150,283,193
Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$58,322,611	$51,447,440
Unearned premiums	31,615,601	29,972,623
Reinsurance balances payable	95,991	993,004
Corporate debt	3,477,586	3,484,606
Accrued expenses	3,159,742	4,536,218
Other liabilities	1,858,174	1,256,003
Total liabilities	98,529,705	91,689,894
Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(3,102,850)	(2,999,995)
Additional paid-in capital	32,641,488	32,505,423
Accumulated other comprehensive earnings (loss), net of tax	3,208,554	(1,580,976)
Retained earnings	33,031,328	33,680,702
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(2,871,559)	(3,046,855)
Total equity	62,941,961	58,593,299
Total liabilities and equity	$161,471,666	$150,283,193

1Par value $0.01; authorized: 2019 - 10,000,000 shares and 2018 – 10,000,000 shares; issued: 2019 - 3,500,000 shares and

2018 – 3,500,000 shares; outstanding: 2019 - 3,012,223 and 2018 - 2,992,734 shares.

22019 –200,621 shares and 2018 – 196,721 shares

32019 –287,156 shares and 2018 –304,685 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	September 30,
	2019	2018
Net premiums earned	$13,679,746	$12,137,690
Net investment income	811,462	735,683
Net realized investment gains (losses)	141,481	15,029
Net unrealized losses on equity securities	(7,603)	—
Other (loss) income	(112,763)	74,051
Consolidated revenues	14,512,323	12,962,453
Losses and settlement expenses	9,609,347	8,611,573
Policy acquisition costs and other operating expenses	4,733,206	4,475,659
Interest (income) expense on debt	32,458	32,553
General corporate expenses	164,378	128,803
Total expenses	14,539,389	13,248,588
Loss before income taxes	(27,066)	(286,135)
Total income tax benefit	(13,150)	(77,569)
Net loss	$(13,916)	$(208,566)

Other comprehensive earnings, net of tax	703,220	213,059
Comprehensive earnings	$689,304	$4,493

Earnings per share:
Basic:
Basic net loss per share	$(0.00)	$(0.07)
Diluted:
Diluted net loss per share	$(0.00)	$(0.07)

Weighted average number of common shares outstanding:
Basic	3,011,034	3,135,277
Diluted	3,015,038	3,136,764

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Nine-Months Ended
	September 30,
	2019	2018
Net premiums earned	$39,219,882	$34,919,705
Net investment income	2,406,965	2,124,059
Net realized investment gains	741,123	1,087,229
Net unrealized gains on equity securities	1,716,124	—
Other income	(43,838)	130,222
Consolidated revenues	44,040,256	38,261,215
Losses and settlement expenses	28,117,369	24,398,009
Policy acquisition costs and other operating expenses	14,541,986	13,089,081
Interest expense on debt	96,353	108,335
General corporate expenses	444,829	398,859
Total expenses	43,200,537	37,994,284
Earnings before income taxes	839,719	266,931
Total income tax expense	122,796	8,209
Net earnings	$716,923	$258,722

Other comprehensive earnings (loss), net of tax	3,423,233	(2,389,414)
Comprehensive earnings (loss)	$4,140,156	$(2,130,692)

Earnings per share:
Basic:
Basic net earnings per share	$0.24	$0.08
Diluted:
Diluted net earnings per share	$0.24	$0.08

Weighted average number of common shares outstanding:
Basic	3,004,887	3,165,239
Diluted	3,008,891	3,166,726